                                                                    EXHIBIT 10.4

                                                    PERFORMANCE PERIOD 2003-2005

[DIEBOLD LOGO]

                          PERFORMANCE SHARE AGREEMENT

            WHEREAS, _____________ (hereinafter called the "Grantee") is a key associate of Diebold, Incorporated (hereinafter called the "Corporation"); and

            WHEREAS, the Board of Directors (the "Board"), pursuant to the 1991 Amended and Restated Equity and Performance Incentive Plan of the Corporation (the "1991 Plan"), which is attached as Exhibit A to this Agreement encourages executives of the Corporation to achieve the Management Objectives established by the Compensation and Organization Committee of the Board of Directors (the "Committee").

            WHEREAS, the Committee adopted the Management Objectives for the Performance Period (as defined below) on February 5, 2003.

            NOW, THEREFORE, subject to the terms and conditions of the 1991 Plan and the terms and conditions described below, the Corporation hereby grants to the Grantee as of February 5, 2003, ___________ Performance Shares, together with the opportunity to earn up to an additional 70% of such number of Performance Shares for superior performance as described herein.

      1.    Definitions.

            As used in this Agreement:

            (a) A "Change in Control" shall be deemed to have occurred if any of the following events shall occur:

                  (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
      Act) of 15% of more of either: (A) the then-outstanding shares of common stock of the Corporation (the "Corporation Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors ("Voting Stock"); provided, however, that for purposes of this subsection
      (i), the following acquisition shall
      not constitute a Change in Control (1) any acquisition directly from the Corporation, (2) any acquisition by the Corporation, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary of the Corporation, or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 1(b); or

                  (ii) Individuals who, as to the date hereof, constitute the Board cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                  (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Corporation Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Corporation Common Stock and Voting Stock of the Corporation , as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 15% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and
      (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or

                  (iv) Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

            (b) "Growth in Earnings Per Share" or "EPS" means the compound annual growth rate (CAGR) in reported earnings per share, excluding extraordinary items.

            (c) "Management Objectives" means the Return on Total Capital, Growth in Earning Per Share and Relative Total Shareholder Return goals established by the Board for the Corporation for the Performance Period covered by this Agreement as described in Section 2 of this Agreement.

            (d) "Performance Period" means the period commencing January 1, 2003 and ending on December 31, 2005, except that solely with respect to the Relative Total Shareholder Return goal, the term Performance Period shall mean February 1, 2003 through January 31, 2006.

            (e) "Relative Total Shareholder Return" or "Relative TSR" means the return, including reinvested dividends, shareholders earn from investing in Company shares, relative to the return earned from an investment in a benchmark peer group index comprised of the 13 companies (including the Corporation) set forth on Exhibit B.

            (f) "Return on Total Capital" or "ROTC" means the 3-year average of net income before extraordinary items and special charges divided by the average total capital employed. Any debt incurred in connection with an acquisition consummated within the last 6 months of the Performance Period shall be excluded from the calculation. Calculations shall be based on quarterly results, using thirteen data points.

            (g) Capitalized terms used herein without definition shall have the meanings assigned to them in the 1991 Plan.

      2.    Management Objectives.

            The Management Objectives for the Performance Period covered by this Agreement are set forth on Exhibit C. The following applies with respect to the Management Objectives.

            (a) Each Management Objective shall be evaluated separately with the total award determined as the sum of the amounts determined under each of the three separate Management Objectives.

            (b) Each Management Objective shall have an equal weighting.

            (c) Notwithstanding that the number of Performance Shares earned for achievement of the maximum level of performance of any individual Management Objective can amount to 200% of the number of Performance Shares earned for achievement of the target level of performance, in no event shall the Grantee be entitled to receive more than 170% of the Performance Shares granted hereunder.

      3.    Grant of Performance Shares.

            The Corporation hereby grants to the Grantee the number of Performance Shares specified above, which may be earned by the Grantee during the Performance Period as set forth in Section 4 of this Agreement.

      4.    Earned Shares.

            The Performance Shares granted hereby shall be earned based on the level of the Corporation's results with respect to each of the Management Objectives established for the Performance Period covered by this Agreement. The number of Performance Shares earned shall be determined based on the level of results of the Management Objectives as shown in Exhibit C.

            In no event shall any Performance Shares be earned if results fall below the threshold level of results for each Management Objective. In addition, no additional Performance Shares shall be earned for results in excess of the maximum level of results for any Management Objective. If results for a Management Objective shall have been attained over the threshold level, but under the target level, or over the threshold level and under the maximum level, a proportionate number of Performance Shares shall be earned, as determined by mathematical interpolation and rounded up to the nearest whole percent.

            Once determined, the percentage of Performance Shares earned for each Management Objective shall be used to determine the aggregate percentage earned. The percentages earned for all of the Management Objectives so calculated shall be added together and multiplied by the number of Performance Shares granted hereby to determine the number of Performance Shares to be paid out to the Grantee for the Performance Period covered by this Agreement, subject to the limit set forth in Section 2(c) of this Agreement. For example, results at the target level of Return on Total Capital would result in an earned percentage of 25%. Results at the target level of Growth in Earning Per Share would result in an earned percentage of 50%. With respect to Relative TSR, if the Company ranks 1st out of 13 peer companies, the percentage earned would be 50%. The total percentages added together would be 125%. Since this percentage is less than the 170% limit, the number of Performance Shares granted hereby would then be multiplied by 125%. Any fractional share resulting from the application of the total percentage would be rounded up to the nearest whole share.

      5.    Payment of Awards.

            Payment shall be made in the form of the Corporation's Common Shares, cash or a combination of Common Shares and cash, as recommended by the Committee in its sole discretion with approval by the Board. Final awards shall be paid, less applicable taxes, as soon as practicable after the receipt of audited financial statements relating to the last fiscal year of the Performance Period covered by this Agreement and the determination by the Committee of the level of attainment of each Management Objective, except as otherwise agreed to by the Corporation and the Grantee.

            Any payment of awards due pursuant to this Agreement to a deceased Grantee shall be paid to the beneficiary designated by the Grantee by the latest Designation of Death Beneficiary in the form attached as Exhibit D hereto filed by the Grantee with the Corporation. If no such beneficiary has been designated or survives the Grantee, payment shall be made to the Grantee's legal representative. A beneficiary designation may be changed or revoked by a Grantee at any time, provided the change or revocation is filed with the Corporation.

            Prior to payment, the Corporation shall only have an unfunded and unsecured obligation to make payment of earned awards to the Grantee.

      6.    Effect of Death, Disability or Retirement.

            If the Grantee's employment with the Corporation or one of its Subsidiaries should terminate because of death, permanent total disability or retirement under a retirement plan (including, without limitation, any supplemental retirement plan) of the Corporation or a Subsidiary at or after the earliest voluntary retirement age provided for in any such retirement plan or should retire at an earlier age with the consent of the Board, prior to the payment of an award, the extent to which the Performance Shares granted hereby shall be deemed to have been earned shall be determined as if the Grantee's employment had not terminated and the result shall be multiplied by a fraction, the numerator of which is the number of full months the Grantee was employed during the Performance Period and the denominator of which is the total number of months in the Performance Period; provided, however, the Board, upon the recommendation of the Committee may, in its discretion, increase payments made under the foregoing circumstances up to the full amount payable for service throughout the Performance Period.

      7.    Effect of Other Terminations of Employment; Detrimental Activity.

            In the event that the Grantee's employment shall terminate prior to the payment of an award in a manner other than any specified in Section 6 hereof or if the Grantee shall at any time engage in any Detrimental Activity (as defined below), the Grantee shall forfeit any rights he or she may have in any Performance Shares that have not been paid out to the Grantee prior to the time of such termination; provided, however, that the Board, upon recommendation of the Committee, may order payment of an award in an amount determined as in
Section 6 hereof for termination owing to death, disability or retirement, under circumstances which warrant such exceptional treatment in the judgment of the Committee and the Board.

      8.    Detrimental Activity.

            If the Grantee, either during employment by the Corporation or a Subsidiary or within one year after termination of such employment, shall engage in any Detrimental Activity, and the Board shall so find, and (except for any Detrimental Activity described in Section 8(d)(v)(B)) if the Grantee shall not have ceased all Detrimental Activity within 30 days after notice of such finding given within one year after commencement of such Detrimental Activity, the Grantee shall:

            (a) Return to the Corporation all Performance Shares that the Grantee has not disposed of and an amount equal to all cash paid out pursuant to this Agreement within a period of one year prior to the date of the commencement of such Detrimental Activity, and

            (b) With respect to any Performance Shares that the Grantee has disposed of that were paid out pursuant to this Agreement within a period of one year prior to the date of the commencement of such Detrimental Activity, pay to the Corporation in cash the value of such Performance Shares on the date such Performance Shares were paid out.

            (c) To the extent that the amounts referred to in Section 8(a) and
(b) above are not paid to the Corporation, the Corporation may set off the amounts so payable to it against any amounts that may be owing from time to time by the Corporation or a Subsidiary to the Grantee, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.

            (d) For purposes of this Agreement, the term "Detrimental Activity" shall include:

                  (i) Engaging in any activity, as an employee, principal, agent, or consultant for another entity, and in a capacity, that directly competes with the Corporation or any Subsidiary in any actual product, service or business activity (or in any product, service or business activity which was under active development while the Grantee was employed by the Corporation if such development is being actively pursued by the Corporation during the one-year period first referred to in this Section
      8) for which the Grantee has had any direct responsibility and direct involvement during the last two years of his or her employment with the Corporation or a Subsidiary, in any territory in which the Corporation or a Subsidiary manufactures, sells, markets, services, or installs such product or service, or engages in such business activity.

                  (ii) Soliciting any employee of the Corporation or a Subsidiary to terminate his or her employment with the Corporation or a Subsidiary.

                  (iii) The disclosure to anyone outside the Corporation or a Subsidiary, or the use in other than the Corporation or a Subsidiary's business, without prior written authorization from the Corporation, of any confidential, proprietary or trade secret information or material relating to the business of the Corporation and its Subsidiaries, acquired by the Grantee during his or her employment with the Corporation or its Subsidiaries or while acting as a consultant for the Corporation or its Subsidiaries thereafter.

                  (iv) The failure or refusal to disclose promptly and to assign to the Corporation upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Grantee during employment by the Corporation and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Corporation or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Corporation or any Subsidiary to secure a patent where appropriate in the United States and in other countries.

                  (v) Activity that results in Termination for Cause. For the purposes of this Section, "Termination for Cause" shall mean a termination:

                  (A) due to the Grantee's willful and continuous gross neglect of his or her duties for which he or she is employed, or

                  (B) due to an act of dishonesty on the part of the Grantee constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Corporation or a Subsidiary.

                  (vi) Any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Corporation or any Subsidiary unless the Grantee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation.

      9.    Shares Non-Transferable.

            The Performance Shares granted hereby that have not yet been paid out are not transferable other than by will or the laws of descent and distribution.

      10.   Dilution and Other Adjustments.

            In the event of any change in the aggregate number of outstanding Common Shares by reason of any stock dividend or stock split, recapitalization, reclassification, merger, consolidation, combination or exchange of shares or other similar corporate change, then the Board, upon the recommendation of the Committee, shall adjust the Management Objectives and/or the number of Performance Shares then held by the Grantee. Such adjustments made by the Board shall be conclusive and binding for all purposes of this Agreement.

      11.   Withholding Taxes.

            To the extent that the Corporation is required to withhold federal, state, local or foreign taxes in connection with the delivery of Common Shares to the Grantee or other person under this Agreement, and the amounts available to the Corporation for such withholding are insufficient, it shall be a condition to the receipt of such delivery that the Grantee or such other person will make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. In no event, however, shall the Corporation accept Common Shares for payment of taxes in excess of required tax withholding rates, except that, in the discretion of the Board, the Grantee or such other person may surrender Common Shares owned for more than 6 months to satisfy any tax obligations resulting from any such transaction.

      12.   Employment Rights.

            Neither this Agreement nor any action taken hereunder shall be construed as giving the Grantee any right to be retained in the employ of the Corporation, nor shall any action taken hereunder be construed as entitling the Corporation to the services of the Grantee for any period of time. For purposes of this Agreement, the continuous employ of the Grantee with the Corporation or a Subsidiary shall not be deemed interrupted, and the Grantee shall not be deemed to have ceased to be an associate of the Corporation or any Subsidiary, by reason of the transfer of his or her employment among the Corporation and its Subsidiaries.

      13.   Amendments.

            Any amendment to the 1991 Plan shall be deemed to be an amendment to this agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee with respect to the Performance Shares without the Grantee's consent.

      14.   Validity.

            If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision in any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

      15.   Governing Law.

            This Agreement is made under, and shall be construed in accordance with the internal substantive laws of the State of Ohio.

                  Executed as of the 5th day of February, 2003.

                                            DIEBOLD, INCORPORATED

                                            ____________________________________
                                            Walden W. O'Dell
                                            Chairman of the Board, President and
                                            Chief Executive Officer

      The undersigned hereby acknowledges receipt of an executed original of this Performance Share Agreement and accepts the Performance Shares granted thereunder on the terms and conditions set forth therein and in the 1991 Plan.

Date:___________________                     __________________________________

                                    EXHIBIT B

                              DIEBOLD, INCORPORATED

                  - RELATIVE TSR - PEER GROUP LIST (13 PEERS) -

                       FEBRUARY 1, 2003 - JANUARY 31, 2006

           NAME                        TICKER
           ----                        ------
AFFILIATED COMPUTER SVCS-A              ACS

AMERICAN MANAGEMENT SYSTEMS             AMSY

BELL & HOWELL COMPANY (PROQUEST)        PQE

CHECK POINT SYSTEMS                     CHKP

DELUXE CORP                             DLX

DIEBOLD, INCORPORATED                   DBD

FISERV INC                              FISV

HARRIS CORP                             HRS

NATIONAL DATA CORP (NDC HEATH)          NDC

NCR CORPORATION                         NCR

SUNGARD DATA SYSTEMS                    SDS

SYMBOL TECHNOLOGIES INC                 SBL

THOMAS & BETTS CORP                     TNB

VARIAN INC                              VARI

                                   EXHIBIT B-1

                   RELATIVE TOTAL SHAREHOLDER RETURN POTENTIAL
             (FEBRUARY 1, 2003-JANUARY 31, 2006 PERFORMANCE PERIOD)

   13 PEERS               12 PEERS           11 PEERS OR FEWER
   --------               --------           -----------------
1.    50.00%               50.00%                  50.00%
2.    46.00                45.00                   43.75
3.    41.25                40.00                   39.00
4.    37.50                35.00                  125.00
5.    33.25                30.00                   25.00
6.    29.25                25.00                   21.00
7.    25.00                21.00                   16.75
8.    21.00                16.75                   12.50
9.    16.75                12.50                    0
10.   12.50                  0                      0
11.     0                    0                      0
12.     0                    0
13.     0

                                    EXHIBIT C

                              MANAGEMENT OBJECTIVES

                       JANUARY 1, 2003 - DECEMBER 31, 2005
          (FOR RELATIVE TSR, FEBRUARY 1, 2003 THROUGH JANUARY 31, 2006)

      1. One-quarter of the Performance Shares (plus up to an additional 25%) will be earned based upon the Corporation's Return on Total Capital
            (ROTC), according to the following schedule:

Level of Achievement     ROTC         % Performance Shares Earned (1)
--------------------     ----         ---------------------------
     Threshold           13.0%                 12.5%

     Target              13.4%                 25.0%

     Maximum             14.2%                 50.0%

      2. One-half of the Performance Shares (plus up to an additional 25%) will be earned based upon the Corporation's Growth in Earnings Per Share (EPS - CAGR), according to the following schedule:

Level of Achievement       EPS - CAGR          % Performance Shares Earned (1)
--------------------       ----------          ---------------------------
      Threshold                7.5%                      25%

      Target                  12.0%                      50%

      Maximum                 15.0%                     100%

      3. One-quarter of the Performance Shares (plus up to an additional 25%) will be earned based upon the Corporation's Relative Total Shareholder Return (Relative TSR), according to the following schedule:

                   TSR RANK (13 Peers)             % Performance Shares Earned
                   -------------------             ---------------------------
Threshold                 10th(2)                            12.5%
Target                    7th(3)                             25.0%
Maximum                   1st                                50.0%

(1) The percentage of Performance Shares earned for interim levels of performance shall be calculated by mathematical interpolation.

(2) If the number of companies in the peer group drops to 12, as a result of merger, consolidation or other cause acknowledged by the Committee*, the threshold TSR Rank shall change to 9th. If it drops to 11 or fewer, the threshold TSR Rank shall change to 8th.

(3) If the number of companies in the peer group drops to 12 or fewer as a result of merger, consolidation or other cause acknowledged by the Committee*, the target TSR Rank shall change to 6th. If it drops to 11 or fewer, the target TSR Rank shall change to 5th.

(4) The following table illustrates the changes described in notes (2) and (3) above.

Rank         13 Peers        12 Peers        11 Peers or fewer
----         --------        --------        -----------------
1              50%             50%                   50%
2
3
4
5                                                    25%
6                              25%
7              25%
8                                                    12.5%
9                              12.5%
10             12.5%
11
12
13

----------
* (In the event of bankruptcy or liquidation, the company remains in the peer group and is counted)

                                                                       EXHIBIT D

[DIEBOLD LOGO]

                        DESIGNATION OF DEATH BENEFICIARY

            I, the undersigned Grantee, do hereby designate the following person or persons as my Death Beneficiary for the Performance Share Grant under the Diebold, Incorporated, 1991 Amended and Restated Equity and Performance Incentive Plan (the "Plan") and elect that any awards that may, after my death, be payable under said awards be paid to my Death Beneficiary in accordance with this designation.

                NAME AND PRESENT ADDRESS         RELATIONSHIP TO ME
 ____% to        ______________________           ________________
                 ______________________
                 ______________________
                 ______________________

 ____% to        ______________________           ________________
                 ______________________
                 ______________________
                 ______________________

 ____% to        ______________________           _________________
                 ______________________
                 ______________________
                 ______________________

            If more than one person is designated above and not all of them are in existence at the time of such payment, then such payment shall be made prorata to the survivor or survivors of them at the time of such payment.

            If none of the persons designated above is in existence at the time of such payment, then such payment shall be made in accordance with the terms of the Plan.

            Subject to the terms of the Plan, I reserve the right to change or revoke this designation by written instrument signed by me and filed in accordance with the terms of such Plan.

Date: _________________                             ____________________________
                                                    Grantee